Exhibit 10.4 to
Form 10-Q


                SECOND AMENDMENT TO DEVELOPMENT, PRODUCTION AND
                        DOMESTIC DISTRIBUTION AGREEMENT



This Second Amendment to Development, Production and Domestic Distribution Agreement ("Amendment") is entered into as of July 22, 1996 between Beacon Communications Corp. ("Beacon") and Sony Pictures Entertainment, Inc. ("SPE") and amends that certain Development, Production and Domestic Distribution Agreement ("Agreement") between the parties dated as of April 15, 1993, as amended.

Unless otherwise noted, all terms defined in the Agreement shall have the same meanings in this Amendment.

1. Acquisition Term. Paragraph 1(a) of the Agreement is amended to provide that the "Acquisition Term" shall end on August 31, 1996.

2.  Overhead  Reimbursement  for  "Playing  God."  Notwithstanding  any contrary
provision  of  Paragraph   13(b)  of  the   Agreement,   Beacon  shall
Overhead Reimbursement to SPE with respect to motion picture entitled "Playing God."

     3. Overhead Reimbursement - "AFO." Notwithstanding any contrary provision of the Agreement, SPE shall be entitled to recoup of "Unrecouped Overhead" (in lieu of ) under Paragraph 9(b)(i)(c) of the Agreement in connection with the Picture tentatively entitled "AFO," which has been acceptedby SPE for co-financing and distribution under the Agreement.

4. Unproduced Projects at End of Acquisition Term. Paragraph 18(a) of the Agreement is modified as follows: Beacon shall furnish to SPE a preliminary list of Developed Projects, containing the information and documentation required by Paragraph 18(a) of the Agreement, immediately following the date of this Amendment and shall furnish SPE with a final list of Developed Projects, including all information and documentation required under Paragraph 18(a) of the Agreement, as soon as practicable after August 31, 1996, but in no event later than 30 days after such date.



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      b.  Further  Development  of Projects  Accepted by SPE.  Paragraph
18.C(ii) shall be deleted and replaced with the following:

      "(A) Joint Development Projects. If SPE accepts a Developed Project for joint development (a "Joint Development Project"), SPE shall pay to Beacon an amount equal to of all previously incurred development costs for such Developed Project, and of going forward development costs on such project
      (with the balance of such costs to be paid by Beacon) until such time, if ever, as SPE or Beacon elects to abandon further development of such Joint Development Project. Beacon and SPE shall co-own all rights (including the copyright) in and to each such project and Beacon shall execute such documents as may be necessary to reflect and perfect SPE's co-ownership.

      (B) Control of Further Development. Beacon shall control the further development of each Joint Development Project in the same manner as Pictures developed during the Acquisition Term. Beacon shall consult fully and meaningfully with SPE on an on-going basis regarding the development of all Joint Development Projects (including full consultation, in advance, as to creative direction and with respect to each and every proposed spending commitment with respect to each Joint Development Project), with Beacon's decision being final.

      (C) Abandonment by SPE. If at any time SPE gives Beacon written notice of SPE's election to abandon any Joint Development Project, Beacon shall have no further obligation to SPE with respect to such Joint Development Project, and SPE shall have no further obligation to fund further development costs with respect to such Joint Development Project. SPE shall quitclaim its interest in such abandoned Joint Development Project to Beacon, subject to a first priority lien to secure reimbursement of SPE's investment with respect to such Joint Development Project plus interest thereon, payable in full upon commencement of principal photography of such Joint Development Project by Beacon or a third party.

      (D) Abandonment by Beacon. If at any time Beacon elects to abandon further development of any Joint Development Project, Beacon shall give SPE written notice thereof. If within 30 days thereafter SPE gives Beacon written notice of SPE's desire to continue developing such Joint Development Project, Beacon shall quitclaim such Joint Development Project to SPE (prior to putting the project into turnaround or reversion to any third party). Beacon shall have no obligation to fund further development costs and SPE shall have no further obligation to Beacon with respect to such Joint Development Project, provided that Beacon shall have a first priority lien to secure reimbursement of Beacon's



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      investment  with respect to such Joint  Development  Project plus interest thereon, payable in full upon commencement of principal photography of the applicable Joint Development Project by SPE or a third party.

      (E) Submission by Beacon. At such time, if ever, as Beacon deems any Joint Development Project to be ready for production and the required elements are known, Beacon shall submit such Joint Development Project to SPE for possible co-financing and distribution by SPE pursuant to the terms of this Agreement, notwithstanding the expiration of the Acquisition Term. SPE shall have no obligation to accept any Picture for co-financing and/or distribution (i.e. there shall be no "puts") after the expiation of te
      Acquisition   Term.  If  SPE  accepts  (i.e.   agrees  to  co-finance  and
      distribute) a Joint Development Project submitted by Beacon for co-financing and distribution under the Agreement, Beacon shall produce and co-finance and SPE shall co-finance and distribute such Picture (and the revenues from such distribution shall be applied) in the same manner as a Picture submitted under this Agreement during the Acquisition Term. If SPE rejects a Joint Development Project submitted by Beacon for possible co-financing distribution, all rights in such Joint Development Project shall be owned by Beacon (and SPE shall quitclaim its interest therein to SPE), subject to Beacon's obligation (secured by a first priority lien, which shall be subordinate only to prior development liens, if any) to repay SPE an development costs advanced b SPE if and when the Picture is accepted by a third party for further development, production or distribution and subject to subparagraph 18(3) below.

5. Limitation on Post Term Overhead Recoupment. Paragraph 18(e) shall be deleted and replaced by the following:

      "SPE shall be entitled to receive the sum of as a reimbursement for Unrecouped Overhead, with respect to the motion picture entitled "A Thousand Acres" and the sum of as a reimbursement for Unrecouped Overhead, with respect to the first motion picture co-financed and distributed by SPE after the end of the Acquisition Term based upon a Developed Project. With respect to the first Picture based upon Joint Development Projects which are co-financed and distributed by SPE, SPE shall recoup such amount in the manner provided for in Paragraph 9(b)(i)(c) of the Agreement. With respect to "A Thousand Acres" such shall be payable on commencement of principal photography



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      thereof (such  obligation to be secured by a first  priority  lien,  which shall be subordinate only to prior development liens, if any)."

                              SONY PICTURES ENTERTAINMENT, INC.



                              By: /s/ Jared Jessum
                              Its: Executive Vice President, Legal Affairs



BEACON COMMUNICATIONS CORP.



By: /s/ Thomas Bliss

Its: Executive Vice President